   As filed with the Securities and Exchange Commission on December 11, 2001


                                                  Registration No. 333-44639-01

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               -----------------


                        POST-EFFECTIVE AMENDMENT NO. 2

                                      TO
                      REGISTRATION STATEMENT ON FORM S-3

            Registration Statement Under The Securities Act Of 1933

                               -----------------

                             ARCHSTONE-SMITH TRUST
            (Exact Name of Registrant as Specified in Its Charter)

                      Maryland                 84-1592064
              (State of Incorporation)      (I.R.S. Employer
                                         Identification Number)

                     7670 SOUTH CHESTER STREET, SUITE 100
                           ENGLEWOOD, COLORADO 80112
                                (303) 708-5959
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrants' Principal Executive Office)

                               -----------------

                             Caroline Brower, Esq.
                   Senior Vice President and General Counsel
                             Archstone-Smith Trust
                     7670 South Chester Street, Suite 100
                           Englewood, Colorado 80112
                                (303) 708-5959
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                         of Administrator For Service)

                               -----------------

                                  Copies to:
                               Michael T. Blair
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

                               -----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

PROSPECTUS

                             Archstone-Smith Trust
                 Dividend Reinvestment and Share Purchase Plan

                               -----------------

   Archstone-Smith Trust ("Archstone-Smith") has established a Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan is designed to provide participants with a convenient and economical method to purchase common shares of beneficial interest, par value $0.01 per share ("Common Shares"), of Archstone-Smith and to reinvest all or a portion of their cash distributions in additional Common Shares. The Plan will be administered by Mellon Bank, N.A. (the "Administrator"), or any successor bank or trust company as may from time to time be designated by Archstone-Smith. Certain of the administrative support to the Administrator may be performed by Mellon Investor Services LLC ("MIS"), a registered transfer agent, or FutureShare Financial LLC ("FSF"), an affiliate of Mellon and a registered broker dealer.

   The Plan provides holders of record of Common Shares (the "Shareholders") and holders of record of Class A-1 common units ("Unitholders"; and, together with the Shareholders, the "Holders") of Archstone-Smith Operating Trust ("Common Units"), the entity through which Archstone-Smith holds substantially all of its assets and conducts substantially all of its business, an opportunity to automatically reinvest all or a portion of their cash distributions received on Common Shares and/or Common Units in Common Shares as well as to make optional cash payments to purchase Common Shares. Persons who are not already Holders may also purchase Common Shares under the Plan through optional cash payments.

   The Administrator will buy, at Archstone-Smith's option, newly issued Common Shares directly from Archstone-Smith or Common Shares in the open market or in negotiated transactions with third parties. Common Shares purchased directly from Archstone-Smith under the Plan may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 5%, which may be adjusted in Archstone-Smith's sole discretion. See "Description of the Plan, Question 17."

   The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "ASN". To ensure that Archstone-Smith maintains its qualification as a real estate investment trust ("REIT"), ownership by any person is limited to 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of Archstone-Smith, with certain exceptions. See "Description of the Plan, Question 39."

                               -----------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------


               The date of this Prospectus is December    , 2001

                                ARCHSTONE-SMITH

   Archstone-Smith is a real estate operating company focused on the operation, development, acquisition, redevelopment and long-term ownership of apartment communities in protected markets which have high barriers to entry. Archstone-Smith's principal focus is to maximize shareholder value by:

    . Owning apartment communities in protected markets with strong economic growth;

    .  Generating long-term sustainable growth in cash flow from operations;

    . Managing its invested capital through the disposition of assets that no longer meet its investment objectives, in an effort to maximize long-term value creation; and

    . Strengthening its brand position and reputation for quality through superior customer service.

   On October 31, 2001, Archstone-Smith was formed through the combination of Archstone Communities Trust ("Archstone Communities") and Charles E. Smith Residential Realty, Inc. ("Smith Residential"). In that transaction, Archstone Communities reorganized into an "UPREIT" structure which resulted in Archstone Communities becoming a wholly owned subsidiary of Archstone-Smith. This reorganization was followed by the merger of Smith Residential with and into Archstone-Smith and the merger of Charles E. Smith Residential Realty L.P. ("Smith Partnership") with and into Archstone Communities. Archstone Communities thereafter changed its name to Archstone-Smith Operating Trust. As a result of the foregoing transactions, Archstone-Smith owns substantially all of its assets and conducts substantially all of its business through Archstone-Smith Operating Trust.

   Archstone-Smith is organized as a REIT under the laws of Maryland. Its principal executive offices are located at 7670 South Chester Street, Englewood, Colorado 80112, and its telephone number is (303) 708-5959.

                            DESCRIPTION OF THE PLAN

   The following questions and answers describe the Plan.

PURPOSES AND ADVANTAGES

1. What is the purpose of the Plan?

   The purpose of the Plan is to provide participants with a simple and convenient method of investing in Common Shares without payment of any brokerage commissions, service charges or other expenses (except with respect to optional cash payments if the Common Shares are purchased in the open market). In addition, Common Shares purchased directly from Archstone-Smith under the Plan may be purchased at a discount from market prices at the time of the investment ranging from 0% to 5%, as described in Question 17.

2. How may Holders purchase Common Shares under the Plan?

   Holders may: (i) have cash distributions received on all or a portion of the Common Shares or Common Units registered in their name (up to a maximum quarterly amount of 300,000 Common Shares and/or Common Units (the "Distribution Limit"), which Distribution Limit may be changed at any time in Archstone-Smith's sole discretion, unless Archstone-Smith approves reinvestment of a greater number of Common Shares or Common Units, as described in Question
9) automatically reinvested in additional Common Shares; (ii) continue to receive cash distributions on Common Shares and/or Common Units registered in their name and purchase Common Shares by making optional cash payments of not less than the minimum amount (the "Minimum Amount") (initially $200) nor more than the maximum amount (the "Maximum Amount") (initially $5,000) per month (except in cases covered by a Request for Waiver, as described in Question 13), which Minimum Amount and Maximum Amount may be changed at any time in Archstone-Smith's sole discretion; or (iii) invest both cash distributions and optional cash payments. Beneficial owners of Common Shares or Common Units registered in the name of a broker, bank or other nominee or trustee may participate in the distribution reinvestment portion of the Plan either by having their Common Shares or Common Units transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf.

3. How may persons who are not already Holders purchase Common Shares under the Plan?

   Persons who are not already Holders may purchase Common Shares under the Plan by making optional cash payments of not less than the Minimum Amount (initially $200) nor more than the Maximum Amount (initially $5,000) per month (except in cases covered by a Request for Waiver, as described in Question 13), which Minimum Amount and Maximum Amount may be changed at any time in Archstone-Smith's sole discretion.

4. What are the advantages and disadvantages of participation in the Plan?

   Participants in the Plan receive full investment of their distributions and optional cash payments because they are not required to pay brokerage commissions or other expenses in connection with the purchase of Common Shares under the Plan (except with respect to optional cash payments if the Common Shares are purchased in the open market) and because the Plan permits fractional Common Shares as well as whole Common Shares to be purchased. Also, Common Shares purchased directly from Archstone-Smith under the Plan may be purchased at a discount from market prices at the time of the investment ranging from 0% to 5%, as described in Question 17. In addition, distributions on all whole and fractional Common Shares purchased under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares) are automatically reinvested in additional Common Shares (subject to the Distribution Limit). Participants also avoid the necessity for safe-keeping certificates representing the Common Shares purchased pursuant to the Plan and have increased protection against loss, theft or destruction of those certificates. Furthermore, certificates for underlying Common Shares may be deposited for safe-keeping as described in Question 24. A regular statement for each account provides the participant with a record of each transaction.

   The Plan has certain disadvantages as compared to purchases of Common Shares through brokers or otherwise. No interest will be paid by Archstone-Smith or the Administrator on distributions held pending reinvestment or on any optional cash payments. The Administrator, not the participant, determines the timing of investments, as described in Question 16. Accordingly, the purchase price for the Common Shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the Common Shares are purchased by the Administrator, as described in Question 18. Optional cash payments of less than the Minimum Amount may be returned to the participant, and the portion of any optional cash payment which exceeds the Maximum Amount may be returned to the participant if the participant did not obtain Archstone-Smith's prior approval pursuant to a Request for Waiver or if the Threshold Price is not met, as described in Question 13. Any discount from market prices at the time of the investment on Common Shares purchased under the Plan (as described in Question 17) may create additional taxable income to the participant, and trading fees paid by Archstone-Smith in connection with the reinvestment of distributions if the Common Shares are purchased in the open market will be taxable income to the participant, as described under "Federal Income Tax Considerations Relating to the Plan."

ELIGIBILITY AND PARTICIPATION

5. Who is eligible to become a participant?

   Any person who has reached the age of majority in his or her state of residence is eligible to participate in the Plan through optional cash payments. In addition, any Holder who has reached the age of majority may elect to participate in the distribution reinvestment portion of the Plan. If a beneficial owner has Common Shares or Common Units registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may be able to arrange for that entity to handle the reinvestment of distributions. Holders should consult directly with the entity holding their Common Shares to determine if they can enroll in the Plan. If not, the Holder should request his or her broker, bank or other nominee or trustee to transfer some or all of the Common Shares or Common Units into the beneficial owner's own name in order to participate directly.

   Holders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

6. How does an eligible person become a participant?

   An eligible person may elect to become a participant in the Plan at any time, subject to Archstone-Smith's right to modify, suspend, terminate or refuse participation in the Plan. To become a participant, complete an Authorization Form and mail it to the Administrator in care of Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938. Authorization Forms may be requested by calling, toll free, 1-800-842-7629.

7. What does the Authorization Form provide?

   The Authorization Form authorizes the Administrator to apply any optional cash payments made by the participant and/or distributions received on Common Shares or Common Units registered in the participant's name, less applicable fees, to the purchase of Common Shares for the participant's account under the Plan. The Authorization Form offers the following investment options:

    . Full distribution reinvestment. To reinvest automatically all cash distributions received on all Common Shares and/or Common Units registered in the participant's name (subject to the Distribution Limit).

    . Partial distribution reinvestment. To reinvest automatically only the cash distributions received on a specified number of Common Shares and/or Common Units registered in the participant's name (subject to the Distribution Limit) and to receive distributions on any remaining Common Shares and/or Common Units in cash.

    . Optional cash payments. To make optional cash payments of not less than the Minimum Amount (initially $200) nor more than the Maximum Amount (initially $5,000) per month to purchase Common Shares.

   In addition, the Authorization Form provides participants with the option of depositing certificates for Common Shares or Common Units with the Administrator for safe-keeping, as described in Question 24. Finally, the Authorization Form provides that a participant may make optional cash payments by automatic debit from the participant's bank account.

   A participant may change his or her election by completing and signing a new Authorization Form and returning it to the Administrator. Any election or change of election concerning the reinvestment of distributions must be received by the Administrator at least one Trading Day prior to the record date for the distribution payment in order for the election or change to become effective with that distribution. (A "Trading Day" means a day on which the NYSE is open for business.) If a participant signs and returns an Authorization Form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option (subject to the Distribution Limit).

   Regardless of which method of participation is selected, all cash distributions paid on whole or fractional Common Shares purchased pursuant to the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares) will be reinvested automatically (subject to the Distribution Limit).

REINVESTMENT OF DISTRIBUTIONS

8. When will distributions be reinvested?

   If a properly completed Authorization Form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the Administrator at least one Trading Day prior to the record date established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the Authorization Form is received after one Trading Day prior to the record date established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. A distribution record date normally precedes the payment of distributions by approximately two weeks. A schedule of the anticipated record dates for the remainder of 2001 and all of 2002 distribution payments is set forth on Appendix A, subject to change at Archstone-Smith's discretion. (For future periods, Archstone-Smith will provide participants notice of the relevant record dates.)

9. What limitations apply to reinvestment of distributions?

   Reinvestment of distributions is subject to a maximum quarterly Distribution Limit of the number of Common Shares and/or Common Units on which distributions may be reinvested (initially 300,000 Common Shares), which may be changed at any time in Archstone-Smith's sole discretion. For purposes of this limitation, all Plan accounts under common control or management of a participant will be aggregated. In addition, participants may not acquire more than 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of Archstone-Smith, as described in Question 39. Reinvestment of distributions in excess of the Distribution Limit may be made by a participant only with Archstone-Smith's prior approval. This approval must be obtained each quarter prior to the relevant record date. Participants interested in investing distributions in excess of the Distribution Limit should contact Archstone-Smith's Share Purchase Plan Representative at (303) 708-5959.

OPTIONAL CASH PAYMENTS

10. Who is eligible to make optional cash payments?

   Any person who has submitted a signed Authorization Form is eligible to make optional cash payments, whether or not the person is already a Holder, subject to Archstone-Smith's right to modify, suspend, terminate or refuse participation in the Plan. Holders may make optional cash payments whether or not they have also elected to reinvest distributions received on Common Shares or Common Units registered in their name.

11. How does the optional cash payment option work?

   Each participant may purchase additional Common Shares by sending optional cash payments to the Administrator at any time and the amount of each cash payment may vary. Participants have no obligation to make any cash payments. Participants may make an optional cash payment by sending to the Administrator
(i) a check or money order made payable to Mellon Bank, N.A. or by authorizing individual or automatic debits from the participant's bank account or, if the optional cash payment is being made pursuant to a Request for Waiver which has been granted by Archstone-Smith, a wire transfer to the account of the Administrator, as specified in the Request for Waiver, and (ii) if the participant is enrolling, a completed Authorization Form or, if the participant is already enrolled, an Optional Cash Payment Form, which will be attached to each statement of account sent to the participant. Alternatively, optional cash payments may be made and enrollment is available via Investor Service Direct @www.melloninvestor.com.

   The Administrator will apply any optional cash payments received from a participant before the close of business on the Trading Day prior to the beginning of the relevant Investment Period to the purchase of Common Shares for the account of the participant, as described in Question 12.

   Optional cash payments must be in United States dollars. Do not send cash. All checks for optional cash payments in excess of the Maximum Amount pursuant to a Request for Waiver which has been granted by Archstone-Smith will not be invested until the funds have been collected. Checks not drawn on a United States bank are subject to collection fees and will not be invested until the funds have been collected.

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

12. When will optional cash payments received by the Administrator be invested?

   Common Shares to be purchased by the Administrator directly from Archstone-Smith pursuant to optional cash payments will be purchased on an "Investment Date." The "Investment Period" is a period of ten Trading Days, where, in the case of optional cash payments not exceeding the Maximum Amount, the last Trading Day of the Investment Period is the Investment Date and where, in the case of optional cash payments exceeding the Maximum Amount pursuant to a Request for Waiver which has been granted by Archstone-Smith, each Trading Day of the Investment Period is an Investment Date. A schedule of the anticipated Investment Period dates for the remainder of 2001 and all of 2002 is set forth on Appendix A, subject to change at Archstone-Smith's discretion. (For future periods, Archstone-Smith will provide participants notice of the relevant dates.) Accordingly, for optional cash payments not exceeding the Maximum Amount, the entire investment will be made on the Investment Date which is the last Trading Day of the Investment Period. For optional cash payments exceeding the Maximum Amount pursuant to a Request for Waiver which has been granted by Archstone-Smith, 1/10 of the investment will be made on each Investment Date of the Investment Period.

   Common Shares to be purchased by the Administrator on the open market or in negotiated transactions with third parties pursuant to optional cash payments will begin on the last Investment Date of the relevant Investment Period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations.

   No interest will be paid on funds held by the Administrator pending investment.

13. What limitations apply to optional cash payments?

   Each optional cash payment is subject to a minimum calendar month purchase limit of the Minimum Amount (initially $200) and a maximum calendar month purchase limit of the Maximum Amount (initially $5,000), both of which may be changed at any time in Archstone-Smith's sole discretion. For purposes of these limitations, all Plan accounts under the common control or management of a participant will be aggregated. Optional cash payments of less than the Minimum Amount and the portion of any optional cash payment which exceeds the Maximum Amount, unless that limit has been waived by Archstone-Smith pursuant to a Request for Waiver, may be returned to the participant without interest. Participants may make optional cash payments of up to the Maximum Amount each calendar month without the prior approval of Archstone-Smith, subject to Archstone-Smith's right to modify, suspend, terminate or refuse participation in the Plan in its sole discretion.

   Optional cash payments in excess of the Maximum Amount may be made by a participant only upon acceptance by Archstone-Smith of a written Request for Waiver by that participant. No pre-established maximum limit applies to optional cash payments which may be made pursuant to a Request for Waiver; however, participants may not acquire more than 9.8% of the outstanding Common Shares and preferred shares of beneficial interest of Archstone-Smith, as described in Question 39. Acceptance of a Request for Waiver with respect to the amount of the optional cash payment must be obtained each calendar month before the beginning of the relevant Investment Period. If you wish to make an optional cash payment in excess of $5,000 per month, or if your proposed payments have been aggregated so as to exceed $5,000 per month, you must obtain Archstone-Smith's prior written approval. To obtain Archstone-Smith's approval, you must submit a request for waiver. To make a request for waiver, you should obtain a Request For Waiver Form by contacting Mellon at 1-917-320-6300. Completed Request For Waiver Forms should be sent to Mellon via facsimile at 1-917-320-6312 no later than two business days prior to the Investment Date provided in Exhibit A for the applicable Investment Period. If we approve your request for waiver, then you must send Mellon your optional cash payment of greater than $5,000.

   A Request for Waiver will be considered on the basis of a variety of factors, which may include: Archstone-Smith's current and projected capital requirements, alternatives available to Archstone-Smith to meet those requirements, prevailing market prices for the Common Shares and other securities of Archstone-Smith, general economic and market conditions, expected aberrations in the price or trading volume of Archstone-Smith's

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

securities, the number of shares held by the participant submitting the Request for Waiver, the aggregate amount of optional cash payments for which Requests for Waiver have been submitted and the administrative constraints associated with granting Requests for Waiver. In addition to the considerations described above for evaluation of Requests for Waiver, any request may be denied if Archstone-Smith believes the investor is making excessive optional cash payments through multiple shareholder accounts, is engaging in arbitrage activities such as "flipping" or is otherwise engaging in activities under the Plan in a manner which is not in the best interest of Archstone-Smith or which may cause the participant to be treated as an underwriter under the federal securities laws. Persons who acquire Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities which would require compliance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Archstone-Smith will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant in the Plan, nor will Archstone-Smith enter into any agreement with any such person regarding that person's purchase of those shares or any resale or distribution thereof. If Requests for Waiver are submitted for any calendar month for an aggregate amount in excess of the amount Archstone-Smith is willing to accept, Archstone-Smith may honor those requests in order of receipt, pro rata or by any other method which Archstone-Smith determines to be appropriate. Grants of Requests for Waivers will be made in Archstone-Smith's sole discretion and may be revoked by Archstone-Smith in its sole discretion at any time until the close of business on the Trading Day prior to the beginning of the relevant Investment Period.

   Unless it waives its right to do so, Archstone-Smith may establish from time to time a minimum price (the "Threshold Price"), which applies only to the investment of optional cash payments in excess of the Maximum Amount made pursuant to a Request for Waiver. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices of the Common Shares on the NYSE for each Trading Day of the Investment Period must equal or exceed. If no sales occur on any Trading Day of an Investment Period, the average of the high and low sale prices of the Common Shares on that Trading Day will be assumed to be less than the Threshold Price. Archstone-Smith will determine whether to set a Threshold Price, and, if so, its amount, at least three business days before the first day of the Investment Period. Archstone-Smith will notify Mellon of the Threshold Price, if any. In deciding whether to set a Threshold Price, Archstone-Smith will consider current market conditions, the level of participation in the plan and Archstone-Smith's current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived for any given pricing period by calling Mellon at 1-917-320-6300 or such other number as Archstone-Smith may establish from time to time.

   If the Threshold Price is not satisfied for a Trading Day in the Investment Period, then no investment will occur on that Investment Date. For each Trading Day on which the Threshold Price is not satisfied, 1/10 of each optional cash payment made by a participant pursuant to a Request for Waiver will be returned to that participant, without interest, as soon as practicable after the end of the relevant Investment Period. For example, if the Threshold Price is not satisfied for two of the ten Trading Days in an Investment Period, 2/10 of each participant's optional cash payment made pursuant to a Request for Waiver will be returned to that participant by check (or by wire transfer, if payment was received by wire transfer), without interest, as soon as practicable after the end of the relevant Investment Period. The Administrator expects to send payments within five to ten Trading Days after the end of the relevant Investment Period. This return procedure will apply only when shares are purchased by the Administrator directly from Archstone-Smith. Only optional cash payments in excess of the Maximum Amount are affected by the return procedure and the Threshold Price provision described above. All other optional cash payments will be made without regard to the Threshold Price provision. For any Investment Period, Archstone-Smith may waive its right to set a Threshold Price for optional cash payments in excess of the Maximum Amount. Setting a Threshold Price for an Investment Period will not affect the setting of a Threshold Price for any subsequent Investment Period. Participants may obtain the Threshold Price applicable to the next Investment Period by telephoning Mellon at 1-917-320-6300.

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

14. May optional cash payments be returned to a participant?

   Optional cash payments received by the Administrator will be returned to a participant upon written request received by the Administrator before the close of business on the Trading Day prior to the beginning of the Investment Period. Optional cash payments of less than the Minimum Amount (initially $200) may be returned by check, without interest, as soon as practicable after the end of the relevant Investment Period. Additionally, the portion of each optional cash payment which exceeds the Maximum Amount (initially $5,000) may be returned by check (or by wire transfer, if payment was received by wire transfer), without interest, as soon as practicable after the end of the relevant Investment Period if a Request for Waiver is not granted or is revoked or if the relevant Threshold Price is not met, as described in Question 13. Each optional cash payment may be returned to the participant in certain other circumstances, as described in Question 13.

PURCHASES

15. What is the source of Common Shares purchased under the Plan?

   Purchases of Common Shares by the Administrator for the Plan may be made, at Archstone-Smith's option, either (i) directly from Archstone-Smith out of its authorized but unissued Common Shares or (ii) in the open market or in negotiated transactions with third parties. Initially, Archstone-Smith anticipates that the Common Shares will be purchased by the Administrator for the Plan directly from Archstone-Smith, but this may change from time to time at Archstone-Smith's election.

16. When will Common Shares be purchased for a participant's account?

   Purchases of Common Shares directly from Archstone-Smith will be made on the relevant distribution payment date or on the relevant Investment Date or Dates. Purchases in the open market will begin on the relevant distribution payment date or on the last Investment Date of the relevant Investment Period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of Common Shares, if any, to be purchased on any day or at any time on that day, the prices paid for those Common Shares, the markets on which the purchases are made and the persons (including brokers and dealers) from or through which the purchases are made, will be determined by the Administrator or the broker selected by it for that purpose. Neither Archstone-Smith nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission (the "Commission"), prevent the purchase of Common Shares or interfere with the timing of the purchases. The Administrator may purchase Common Shares in advance of a distribution payment date or Investment Date for settlement on or after that date.

   Notwithstanding the above, funds will be returned to participants if not used to purchase Common Shares (i) within 35 days of receipt of optional cash payments or (ii) within 30 days of the distribution payment date for distribution reinvestments.

   In making purchases for a participant's account, the Administrator may commingle the participant's funds with those of other participants in the Plan.

17. What is the purchase price of Common Shares purchased by participants under the Plan?

   When Common Shares are purchased directly from Archstone-Smith, there are three types of discounts which may be available to participants. First, Common Shares purchased directly from Archstone-Smith under the Plan in connection with the reinvestment of distributions may be purchased at a discount of 0% to 5% (the "Distribution Reinvestment Discount") from the average of the high and low sale prices of the Common Shares on the NYSE on the distribution payment date, as set forth on Appendix A.

   Second, Common Shares purchased directly from Archstone-Smith under the Plan in connection with optional cash payments of not more than the Maximum Amount (initially $5,000) per month may be purchased at a discount of 0% to 5% (the "Optional Cash Payment Discount") from the average of the high and low sale prices of the Common Shares on the NYSE on the relevant Investment Date.

   Third, Archstone-Smith may establish a different discount, ranging from 0% to 5% (the "Waiver Discount") from the average of the daily high and low sale prices of the Common Shares on the NYSE for each of the ten Investment Dates of the relevant Investment Period, regarding Common Shares purchased directly from Archstone-Smith in connection with optional cash payments exceeding the Maximum Amount and approved by Archstone-Smith pursuant to a Request for Waiver, as described in Question 13.

   The Distribution Reinvestment Discount, the Optional Cash Payment Discount and the Waiver Discount, if any, are subject to change from time to time or discontinuance in Archstone-Smith's sole discretion, without prior notice to participants, at any time before the close of business on the third Trading Day prior to the distribution payment date or the beginning of the Investment Period, as set forth on Appendix A. Participants may obtain the Distribution Reinvestment Discount and the Optional Cash Payment Discount applicable to the next distribution payment date or Investment Period by telephoning Mellon Investor Services at 1-800-461-9257. Participants may obtain the Waiver Discount applicable to the next Investment Period by telephoning Mellon at 1-917-320-6300.

   Archstone-Smith may change its determination that Common Shares will be purchased by the Administrator directly from Archstone-Smith and instead determine that Common Shares will be purchased by the Administrator in the open market or in negotiated transactions, without prior notice to participants. The price of Common Shares purchased in the open market or in negotiated transactions with third parties with either reinvested cash distributions or optional cash payments will be the weighted-average cost (including any trading fees or commissions with respect to Common Shares purchased pursuant to optional cash payments) for all Common Shares purchased under the Plan in connection with the relevant distribution payment date or Investment Period.

18.  How many Common Shares will be purchased for a participant?

   The number of Common Shares to be purchased for a participant's account as of any distribution payment date or Investment Date will be equal to the total dollar amount to be invested for the participant, less any applicable fees, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on Common Shares or Common Units registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum (subject to the Distribution Limit) of all or the specified portion of the cash distributions received on Common Shares or Common Units registered in the participant's own name and all cash distributions received on Common Shares previously purchased by the participant under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares).

   The amount to be invested for a participant with reinvested cash distributions will also be reduced by any amount Archstone-Smith is required to deduct for Federal tax withholding purposes.

PLAN ADMINISTRATION

19.  Who administers the Plan?

   Mellon Bank, N.A. administers the Plan, keeps records, sends statements of account to participants and performs other duties relating the Plan. All costs of administering the Plan are paid by Archstone-Smith, except as provided in this Prospectus.

   Information about the Plan is available via Investor Service Direct @www.melloninvestor.com, by mail from Mellon Investor Services, P.O. Box 3338, South Hackensack, New Jersey 07606-1938 or by calling, toll free, 1-800-461-9257.

20.  What reports are sent to participants in the Plan?

   After an investment is made for a participant's Plan account, whether by reinvestment of distributions or by optional cash payment, the participant will be sent a statement which will provide a record of the costs of the Common Shares purchased for that account, the purchase date and the number of Common Shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of Common Shares, including Archstone-Smith's annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

   All reports and notices from the Administrator to a participant will be addressed to the participant's last known address. Participants should notify the Administrator promptly in writing of any change of address.

21. What is the responsibility of Archstone-Smith and the Administrator under the Plan?

   Archstone-Smith and the Administrator, in administering the Plan, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, liability arising out of (i) failure to terminate a participant's account upon that participant's death or adjudicated incompetence, prior to the receipt by the Administrator of notice in writing of the death or adjudicated incompetence, (ii) the prices at which Common Shares are purchased for the participant's account, (iii) the times when purchases are made or (iv) fluctuations in the per share market value of the Common Shares. Neither Archstone-Smith nor the Administrator can provide any assurance of a profit, or protect a participant from a loss, on Common Shares purchased under the Plan. These limitations of liability do not affect any liabilities arising under the Federal securities laws, including the Securities Act.

   The Administrator may resign as administrator of the Plan at any time, in which case Archstone-Smith will appoint a successor administrator. In addition, Archstone-Smith may replace the Administrator with a successor administrator at any time.

COMMON SHARE CERTIFICATES

22. Are certificates issued to participants for Common Shares purchased under the Plan?

   A certificate for any number of whole Common Shares purchased by a participant under the Plan or deposited with the Administrator for safe-keeping will be issued to the participant upon written request by the participant to the Administrator. These requests will be handled by the Administrator, normally within two weeks, at no charge to the participant. Any remaining whole Common Shares and any fractional Common Shares will continue to be held in the participant's Plan account. Certificates for fractional Common Shares will not be issued under any circumstances.

23. What is the effect on a participant's Plan account if a participant requests a certificate for whole Common Shares held in the account?

   If a participant requests a certificate for whole Common Shares held in his or her account, distributions on those Common Shares will continue to be reinvested under the Plan in the same manner as prior to the request so long as the Common Shares remain registered in the participant's name (subject to the Distribution Limit).

24. May Common Shares or Common Units held in certificate form be deposited in a participant's Plan account?

   Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to the Administrator for deposit in the participant's Plan account. All distributions on any Common Shares or Common Units evidenced by certificates deposited in accordance with the Plan will automatically be reinvested (subject to the Distribution Limit). The participant should contact the Administrator for the proper procedure to deposit certificates.

WITHDRAWAL FROM THE PLAN

25.  May a participant withdraw from the Plan?

   Yes, by providing notice instructing the Administrator to terminate the participant's Plan account.

26.  What happens when a participant terminates an account?

   If a participant's notice of termination is received by the Administrator at least five Trading Days prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date notice of termination is received by the Administrator. If the notice of termination is received later than five Trading Days prior to the record date for a distribution payment, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date. Optional cash payments can be refunded if the written notice of termination is received by the Administrator at least one Trading Day prior to the beginning of the relevant Investment Period.

   As soon as practicable after notice of termination is received, the Administrator will send to the participant (i) a certificate for all whole Common Shares held in the account and (ii) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional Common Shares held in the account. If certificates for Common Units are held in the account, all such certificates will be returned to the participant. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the Plan.

   When terminating an account, the participant may request that all Common Shares, both whole and fractional, held in the Plan account be sold, or that certain of the Common Shares be sold and a certificate be issued for the remaining Common Shares. The Administrator will remit to the participant the proceeds of any sale of Common Shares, less any related trading fees, transfer tax or other fees incurred by the Administrator allocable to the sale of those Common Shares. The Administrator will not sell any Common Units on behalf of the participant.

27.  When may a former participant re-elect to participate in the Plan?

   Generally, any former participant may re-elect to participate at any time. However, the Administrator reserves the right to reject any Authorization Form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term investment service.

SALE OF COMMON SHARES

28. May a participant request that Common Shares held in a Plan account be sold?

   Yes, a participant may request that all or any number of Common Shares held in a Plan account be sold, either when an account is being terminated, as described in Question 26, or without terminating the account. However, fractional Common Shares will not be sold unless all Common Shares held in the account are sold.

   Within seven days after receipt of a participant's request to sell Common Shares held in a Plan account, the Administrator will place a sell order through a broker or dealer designated by the Administrator. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the Administrator allocable to the sale of those Common Shares. No participant will have the authority or power to direct the date or price at which Common Shares may be sold. Proceeds of the sale will be forwarded by the Administrator to the participant within 30 days after receipt of the participant's request to sell.

29. What happens when a participant sells or transfers all Common Shares and/or Common Units registered in the participant's name?

   Once a Holder becomes a participant in the Plan, the Holder may remain a participant even if the participant thereafter disposes of all Common Shares and/or Common Units registered in the participant's name. If a participant disposes of all Common Shares and/or Common Units registered in the participant's name, the participant may continue to make optional cash payments, and the Administrator will continue to reinvest the distributions on the Common Shares purchased under the Plan (other than Common Shares purchased pursuant to Requests for Waiver, unless the participant has elected to reinvest distributions received on those Common Shares), unless the participant notifies the Administrator that he or she wishes to terminate the account.

OTHER INFORMATION

30.  May Common Shares held in the Plan be pledged or transferred?

   Common Shares held in the Plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer Common Shares must request that a certificate for those Common Shares first be issued in the participant's name.

31. What happens if Archstone-Smith authorizes a share distribution or splits its shares?

   If there is a distribution payable in Common Shares or a Common Share split, the Administrator will receive and credit to the participant's Plan account the applicable number of whole and/or fractional Common Shares based on the number of Common Shares held in the participant's Plan account.

32.  What happens if Archstone-Smith has a rights offering?

   If Archstone-Smith has a rights offering in which separately tradable and exercisable rights are issued to registered holders of Common Shares, the rights attributable to whole Common Shares held in a participant's Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued.

33.  How are the participant's Common Shares voted at shareholder meetings?

   Common Shares held for a participant in the Plan will be voted at shareholder meetings as that participant directs. Participants will receive proxy materials from Archstone-Smith. Common Shares held in a participant's Plan account may also be voted in person at the meeting.

34.  May the Plan be suspended or terminated?

   While Archstone-Smith expects to continue the Plan indefinitely, Archstone-Smith may suspend or terminate the Plan at any time. Archstone-Smith also reserves the right to modify, suspend, terminate or refuse participation in the Plan to any person at any time, as described in Question 13. Archstone-Smith may modify, suspend, terminate or refuse participation in the Plan to any person at any time, if participation, or any increase in the number of Common Shares held by that person, would, in the opinion of the Board of Trustees of Archstone-Smith, jeopardize the status of Archstone-Smith as a REIT.

35.  May the Plan be amended?

   The Plan may be amended or supplemented by Archstone-Smith at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless prior to the effective date thereof, the Administrator receives written notice of the termination of a participant's Plan account.

Any amendment may include an appointment by the Administrator or by Archstone-Smith of a successor bank or agent, in which event Archstone-Smith is authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on Common Shares held by the participant for application by that successor bank or agent as provided in the Plan.

36.  What happens if the Plan is terminated?

   If the Plan is terminated, each participant will receive (i) a certificate for all whole Common Shares held in the participant's Plan account and (ii) a check representing the value of any fractional Common Shares held in the participant's Plan account and any uninvested distributions or optional cash payments held in the account.

37.  Who interprets and regulates the Plan?

   Archstone-Smith is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the Plan. Any action to effectuate the Plan taken by Archstone-Smith or the Administrator in the good faith exercise of its judgment will be binding on participants.

38.  What law governs the Plan?

   The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

39. How does the Ownership Limit set forth in Archstone-Smith's Amended and Restated Declaration of Trust affect purchases of Common Shares under the Plan?

   Subject to certain exceptions specified in Archstone-Smith's Amended and Restated Declaration of Trust, as amended and supplemented (the "Declaration of Trust"), no shareholder may own, or be deemed to own, more than 9.8% (the "Ownership Limit") of the number or value of Archstone-Smith's outstanding Common Shares and preferred shares of beneficial interest. To the extent any reinvestment of distributions elected by a Holder or investment of an optional cash payment would cause any Holder or any other person, to exceed the Ownership Limit or otherwise violate Archstone-Smith's Declaration of Trust, the reinvestment or investment, as the case may be, will be void ab initio, and the participant will be entitled to receive cash distributions or a refund of his or her optional cash payment (each without interest) in lieu of the reinvestment or investment.

            FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

   Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchase of Common Shares under the Plan, the participant's tax basis and holding period for Common Shares acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Shares. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice.

40. What are the income tax consequences for Shareholders who participate in the Plan?

   In the case of Common Shares purchased by the Administrator from Archstone-Smith, a participant will be treated for federal income tax purposes as having received a distribution equal to the fair market value, as of the Investment Date, of the Common Shares purchased with reinvested distributions. The 0% to 5% discount will be treated as being part of the distribution received. With respect to Common Shares purchased by the Administrator in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution received by a participant would include the fair market value of the Common Shares purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid by Archstone-Smith in connection with the Administrator's purchase of the Common Shares on behalf of the participant. As in the case of nonreinvested cash distributions, the distributions described above will constitute taxable "distribution" income to participants to the extent of Archstone-Smith's current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of a participant's Common Shares or results in gain to the extent that excess distribution exceeds the participant's tax basis in his or her Common Shares. In addition, if Archstone-Smith designates part or all of its distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

   A participant's tax basis in his or her Common Shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant's holding period in his or her Common Shares generally begins on the day following the date on which the Common Shares are credited to the participant's Plan account.

41. What are the income tax consequences for Unitholders who participate in the Plan?

   The income tax treatment of Unitholders who participate in the Plan is unclear because, unlike with a typical share dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of an owner of an entity that has elected to be treated as a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership. The following, however, sets forth Archstone-Smith's view of the likely tax treatment of Unitholders who participate in the Plan, and absent the promulgation of authority to the contrary, Archstone-Smith and Archstone-Smith Operating Trust intend to report the tax consequences of a Unitholder's participation in a manner consistent with the following.

   In the case of Common Shares purchased by the Administrator from Archstone-Smith, a Unitholder will likely be treated for income tax purposes as having received a cash distribution from Archstone-Smith Operating Trust equal to the fair market value on the Investment Date. With respect to Common Shares purchased by the Administrator in open market transactions or in negotiated transactions with third parties, a Unitholder likely will be treated for federal income tax purposes as having received a distribution from Archstone-Smith Operating Trust equal to the brokerage costs paid by Archstone-Smith (and reimbursed by Archstone-Smith to Archstone-Smith Operating Trust) that are attributable to the Administrator's purchase of Common Shares on behalf of the Unitholder.

   A cash distribution from Archstone-Smith Operating Trust will reduce a Unitholder's basis in his or her Common Units by the amount of cash distributed. Cash distributed to a Unitholder in excess of his or her basis generally will be taxable as capital gain, either long-term or short-term, depending on whether the Unitholder's holding period for his or her Common Units is or is not more than one year. However, under Section 751(b) of the Internal Revenue Code, to the extent a distribution is considered to be in exchange for a Unitholder's interest in substantially appreciated inventory items or unrealized receivables of Archstone-Smith Operating Trust, that Unitholder may recognize ordinary income rather than a capital gain.

42.  What are the tax consequences of optional cash payments?

   The Internal Revenue Service has indicated in somewhat similar situations that a participant who makes an optional cash purchase of Common Shares under the Plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the Investment Date of the Common Shares over the amount of the optional cash payment made by the participant. Also, if the Common Shares are acquired by the Administrator in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by Archstone-Smith on behalf of the participant. The Plan currently does not provide that Archstone-Smith will pay such amounts for purchase of Common Shares with optional cash payments, but Archstone-Smith will pay such amounts in connection with the reinvestment of distributions. Any distributions which the Participant is treated as receiving, including the 0% to 5% discount would be taxable income or gain or reduce basis in Common Shares, or some combination thereof, under the rules described above.

   In Private Letter Ruling 9837008, the Internal Revenue Service held that a shareholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a REIT under which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the REIT of the discount amount which was taxable to the shareholder in the manner described above, but a shareholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income upon purchase attributable to the discount. In addition, the Internal Revenue Service held that a shareholder that participated solely in the dividend reinvestment part of the plan would be treated as having received the fair market value of the shares received plus any fee or commission that is paid by the company to acquire such shares. In Private Letter Ruling 200052031, the Internal Revenue Service held that even if the only dividends reinvested in stock by a shareholder who participated in the cash purchase part of the plan were dividends on the stock which the shareholder had purchased under the plan, the shareholder would be treated as receiving a distribution equal to the discount on the purchased shares which was taxable in the manner described above. Private letter rulings are not considered precedent by the Internal Revenue Service and no assurance can be given that the Internal Revenue Service would take this position with respect to other transactions, including those under the Plan.

   A participant's tax basis in his or her Common Shares acquired through an optional cash purchase under the Plan will generally equal the total amount of distributions a participant is treated as receiving, as described above, plus the amount of the optional cash payment. A participant's holding period for Common Shares purchased under the Plan generally will begin on the day following the date on which Common Shares are credited to the participant's Plan account.

   In addition, all cash distributions paid with respect to all Common Shares credited to a participant's Plan account will be reinvested automatically. See Question 40 above.

43.  How are backup withholding provisions applied to participants?

   In general, any distribution reinvested under the Plan is not subject to federal income tax withholding. Archstone-Smith or the Administrator may be required, however, to deduct as "backup withholding" at rates prescribed below of all distributions paid to any Holder, regardless of whether those distributions are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of Common Shares held in a Plan account. Reductions in backup withholding tax rates were made pursuant to the enactment of the Economic Growth and Tax Reconciliation Act of 2001 which provides, in general, that the withholding rate of 31% in effect for payments made on or before August 6, 2001 will be reduced over a six-year period. The new rate of 30.5% applies in the case of payments made on or after August 7, 2001 and the rate is further reduced to 30.0% for taxable years 2002 and 2003, 29% for taxable years 2004 and 2005, and 28% for the taxable years 2006 and thereafter. A participant is subject to backup withholding if: (1) the participant has failed to properly furnish Archstone-Smith and the Administrator with his or her correct identification number ("TIN"); (2) the Internal Revenue Service notifies Archstone-Smith or the Administrator that the TIN furnished by the participant is incorrect; (3) the Internal Revenue Service notifies Archstone-Smith or the Administrator that backup withholding should be commenced because the participant failed to report properly distributions paid to him or her; or (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Plan. Therefore, distributions to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant's income tax return. Backup withholding will not apply, however, if the participant: (1) furnishes a correct TIN and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form; (2) provides a certificate of foreign status on Internal Revenue Service Form W-8BEN, or an appropriate substitute form; or (3) is otherwise exempt from backup withholding.

44.  How are administrative expenses applied?

   While the matter is not free from doubt, based on Private Letter Rulings 9837008 and 200052031, Archstone-Smith intends to take the position that administrative expenses of the Plan paid by Archstone-Smith are not constructive distributions to participants.

45.  What are the tax consequences of dispositions?

   A participant may recognize a gain or loss upon receipt of a cash payment for a fractional Common Share credited to a Plan account or when the Common Shares held in an account are sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of Common Shares received from the Plan. The amount of any such gain or loss will be the difference between the amount realized, generally the amount of cash received, for the whole or fractional Common Shares and the tax basis of those Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

         FEDERAL INCOME TAX CONSIDERATIONS RELATING TO ARCHSTONE-SMITH

   Archstone-Smith intends to operate in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to Archstone-Smith and its shareholders of the treatment of Archstone-Smith as a REIT following the reorganization of Archstone Communities into an umbrella partnership real estate investment trust, or "UPREIT," the merger of Charles E. Smith Residential Realty, Inc. ("Smith Residential") with and into Archstone-Smith (the "merger") and the merger of Charles E. Smith Residential Realty L.P. ("Smith Partnership") with and into Archstone Communities (the "partnership merger"). In connection with the entering into of the amended and restated merger agreement, dated as of May 3, 2001, Archstone-Smith was formed as a wholly owned subsidiary of Archstone Communities as a Maryland REIT. Upon completion of the reorganization of Archstone Communities into an UPREIT, the merger and the partnership merger, Archstone-Smith owns substantially all of its assets and conducts all of its operations through Archstone Communities (which continues under the name "Archstone-Smith Operating Trust." Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of Archstone-Smith shares.

   Based upon its representations with respect to the facts as set forth and explained in the discussion below, in the opinion of Archstone-Smith's counsel, Mayer, Brown & Platt, Archstone-Smith has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation described in the joint proxy statement/prospectus relating to the merger and as represented by management will enable Archstone-Smith to satisfy the requirements for such qualification.

   This opinion is based on representations made by Archstone-Smith as to certain factual matters relating to its organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this report. Archstone-Smith's qualification and taxation as a REIT will depend on its ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership and the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that Archstone-Smith will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as Archstone-Smith, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to shareholders. This treatment substantially eliminates the "double taxation" at both the corporate and shareholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

   If Archstone-Smith fails to qualify as a REIT in any year, Archstone-Smith will be subject to federal income taxation as if Archstone-Smith was a domestic corporation for that year and, potentially, one or more subsequent years, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, Archstone-Smith could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

   The board of trustees believes that Archstone-Smith has been organized and operated and currently intends that Archstone-Smith will continue to operate in a manner that permits Archstone-Smith to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on its continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on its operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis.

   The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of Archstone-Smith

  General

   In any year in which Archstone-Smith qualifies as a REIT, in general Archstone-Smith will not be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. Archstone-Smith may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its net long-term capital gain, shareholders are required to include their proportionate share of its undistributed long-term capital gain in income but receive a credit for their share of any taxes paid on such gain by Archstone-Smith.

   Notwithstanding its qualification as a REIT, Archstone-Smith may also be subject to taxation in other circumstances. If Archstone-Smith should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain its qualification as a REIT because other requirements are met, Archstone-Smith will be subject to a 100% tax on the greater of either
(1) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of its gross income exceeds the amount of its income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect its profitability. Archstone-Smith will be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if Archstone-Smith has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, Archstone-Smith will be subject to tax on such income from foreclosure property at the highest corporate rate. Archstone-Smith will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its "taxable REIT subsidiaries" to Archstone-Smith that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary.

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

A taxable REIT subsidiary includes any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See "Other Tax Considerations--Investments in taxable REIT subsidiaries." In addition, if Archstone-Smith should fail to distribute during each calendar year at least the sum of:

      (1) 85% of its REIT ordinary income for such year;

      (2) 95% of its REIT capital gain net income for such year, other than capital gains Archstone-Smith elects to retain and pay tax on as described below; and

      (3) any undistributed taxable income from prior years,

Archstone-Smith would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that Archstone-Smith elects to retain and pay income tax on its long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax.

   A REIT is permitted to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder's share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by Archstone-Smith. Archstone-Smith may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. Archstone-Smith will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a REIT, Archstone-Smith must meet, among others, the following requirements:

  Share ownership test

   Archstone-Smith's shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following its first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following its first taxable year, no more than 50% in value of its shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If Archstone-Smith complies with the Treasury Department regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Archstone-Smith will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test, Archstone-Smith has placed restrictions on the transfer of its shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, Archstone-Smith must maintain records which disclose the actual ownership of its outstanding shares and such regulations impose penalties against Archstone-Smith for failing to do so. In fulfilling its obligations to maintain records, Archstone-Smith must and will demand written statements each year from the record holders of designated percentages of its shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to

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

comply with such demand must be maintained as a part of its records. A shareholder failing or refusing to comply with its written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of its shares and other information. In addition, the declaration of trust of Archstone-Smith provides restrictions regarding the transfer of shares that are intended to assist Archstone-Smith in continuing to satisfy the share ownership requirements. Archstone-Smith intends to enforce the 9.8% limitation on ownership of shares to assure that its qualification as a REIT will not be compromised.

  Asset tests

   At the close of each quarter of its taxable year, Archstone-Smith must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. Where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, such as Archstone-Smith Operating Trust, Archstone-Smith will be deemed to own a proportionate share of the partnership's, limited liability company's or trust's assets. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to own 100% of the corporation's assets. First, at least 75% of the value of its total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of its assets generally may be invested without restriction, Archstone-Smith is prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "10% vote and value test"). Further, no more than 20% of the value of its total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of its total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the "20% and 5% asset tests").

   As noted above, when Archstone-Smith invests in an entity classified as a partnership for federal income tax purposes such as Archstone-Smith Operating Trust, Archstone-Smith will be deemed to own a proportionate share of Archstone-Smith Operating Trust's assets. The partnership interest does not constitute a security for purposes of these tests. See "--Tax aspects of its investments in partnerships." Accordingly, its investment in properties through its interest in Archstone-Smith Operating Trust is treated as an investment in qualified assets for purposes of the 75% asset test to the extent Archstone-Smith Operating Trust's assets so qualify. Archstone-Smith Operating Trust currently owns securities of issuers which are not treated as qualified REIT subsidiaries or REITs and may acquire additional such securities in the future. By virtue of its partnership interest in Archstone-Smith Operating Trust, Archstone-Smith is deemed to own initially a pro rata share of such securities. Based upon an analysis of the estimated value of the securities owned by Archstone-Smith Operating Trust in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by Archstone-Smith Operating Trust, Archstone-Smith believes that the 10% vote and value test and the 20% and 5% asset tests on the date of this prospectus should be satisfied. In rendering its opinion as to its qualification as a REIT, Mayer, Brown & Platt is relying on its representations with respect to the value of the stock and assets and its conclusion that Archstone-Smith satisfies each of the 10% vote and value test and the 20% and 5% asset tests.

   Each of the 10% vote and value test and the 20% and 5% asset tests must be satisfied at the end of any quarter in which Archstone-Smith acquires additional securities of any issuer. If any unitholder of Archstone-Smith Operating Trust exercises its redemption option to exchange units for common shares, Archstone-Smith will thereby increase its proportionate indirect ownership interest in Archstone-Smith Operating Trust. This will require Archstone-Smith to meet the 10% vote and value test and the 20% and 5% asset tests in any quarter in which the conversion option is exercised. A similar result will follow in the case of any exchange of units by employees of Archstone-Smith Operating Trust or any subsidiary that they received pursuant to its long term incentive compensation plan. Archstone-Smith plans to take steps to ensure that the 10% vote and value test and the 20% and 5% asset tests are satisfied for any quarter in which retesting is to occur. However, Archstone-Smith cannot give assurance that the steps will always be successful and will not require a reduction in Archstone-Smith Operating Trust's overall interest in the securities of any issuer.

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

  Gross income tests

   There are currently two separate percentage tests relating to the sources of its gross income which must be satisfied for each taxable year. For purposes of these tests, where Archstone-Smith invests in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, Archstone-Smith will be treated as receiving its share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in its hands as it has in the hands of the partnership, limited liability company or trust. In addition, when Archstone-Smith owns 100% of a corporation that is not a taxable REIT subsidiary, Archstone-Smith will be deemed to receive 100% of the corporation's income. The two tests are as follows:

      1. The 75% Test. At least 75% of its gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

          (1) rents from real property except as modified below;

          (2) interest on obligations secured by mortgages on, or interests in, real property;

          (3) gains from the sale or other disposition of non "dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of its trade or business;

          (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

          (5) abatements and refunds of real property taxes;

          (6) income from the operation of, and gain from the sale of, "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

          (7) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

          (8) certain qualified temporary investment income attributable to the investment of new capital received by Archstone-Smith in exchange for its shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

   Rents received from a resident will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if Archstone-Smith, or an owner of 10% or more of its shares, directly or constructively owns 10% or more of such resident unless the resident is a taxable REIT subsidiary of Archstone-Smith and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Archstone-Smith generally must not furnish or render services to residents, other than through a taxable REIT subsidiary or an "independent contractor" from whom Archstone-Smith derives no income, except that Archstone-Smith may directly provide services that are "usually or customarily rendered" in connection with the rental of apartment units for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any

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

service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, Archstone-Smith may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rent from real property.

   Archstone-Smith Operating Trust provides services at the properties that it owns and may provide the services at any newly acquired properties of it. Archstone-Smith believes that, for purposes of the 75% and 95% gross income tests, the services provided at its properties are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience. Archstone-Smith believes this is also true for any other services and amenities provided by Archstone-Smith Operating Trust or its agents. Mayer, Brown & Platt, in rendering its opinion as to its qualification as a REIT, is relying on its representations to that effect. Archstone-Smith intends that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by Archstone-Smith Operating Trust or its agents.

      2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of its gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to Archstone-Smith under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by Archstone-Smith to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether Archstone-Smith complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless such property is held by Archstone-Smith for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See "--Taxation of Archstone-Smith--General."

   Archstone-Smith believes that for purposes of both the 75% and the 95% gross income tests, its investment in properties through Archstone-Smith Operating Trust in major part gives rise to qualifying income in the form of rents. Archstone-Smith also believes that gains on sales of the properties, or of its interest in Archstone-Smith Operating Trust, generally will also constitute qualifying income.

   Even if Archstone-Smith fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Archstone-Smith may still qualify as a REIT for such year if Archstone-Smith is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

      (1) its failure to comply was due to reasonable cause and not to willful neglect;

      (2) Archstone-Smith reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

      (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, Archstone-Smith will nonetheless be subject to a special tax upon the greater of the amount by which Archstone-Smith fails either the 75% or 95% gross income test for that year.

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

  Annual distribution requirements

   In order to qualify as a REIT, Archstone-Smith is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of its net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

   Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Archstone-Smith timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if Archstone-Smith made this designation, its shareholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by Archstone-Smith and Archstone-Smith would have to pay the tax on such gains within 30 days of the close of its taxable year. Each of its shareholders would be deemed to have paid the shareholder's share of the tax paid by Archstone-Smith on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his shares by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by Archstone-Smith.

   Archstone-Smith intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the declaration of trust of Archstone-Smith Operating Trust authorizes Archstone-Smith in its capacity as trustee to take the steps as may be necessary to cause Archstone-Smith Operating Trust to distribute to its unitholders an amount sufficient to permit Archstone-Smith to meet the distribution requirements. It is possible that Archstone-Smith may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing its REIT taxable income on the other hand. Additionally, this may be due to Archstone-Smith Operating Trust's inability to control cash distributions from any properties over which it does not have decision making control, or for other reasons. To avoid any problem with the 90% distribution requirement, Archstone-Smith will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intend to borrow funds or cause Archstone-Smith Operating Trust or other affiliates to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before Archstone-Smith timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if Archstone-Smith declares a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, Archstone-Smith will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that Archstone-Smith does not distribute all of its net capital gain or if Archstone-Smith distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, Archstone-Smith will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

   If Archstone-Smith fails to meet the 90% distribution requirement as a result of an adjustment to its tax return by the IRS, Archstone-Smith may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

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  Tax aspects of its investments in partnerships

   Archstone-Smith holds units in Archstone-Smith Operating Trust. For federal income tax purposes, Archstone-Smith Operating Trust is classified as a partnership. In general, a partnership is a "pass-through" entity which is not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partner received a distribution from the partnership. Archstone-Smith will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of Archstone-Smith--General" and "--Taxation of Archstone-Smith--Gross income tests."

   Each partner's share of a partnership's tax attributes is determined in accordance with the declaration of trust of Archstone-Smith Operating Trust, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Internal Revenue Code section 704(b) and the regulations under Internal Revenue Code section 704(b). Archstone-Smith Operating Trust's allocation of tax attributes is intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross income and asset tests discussed above, Archstone-Smith will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to have received a share of the income of the partnership based on its capital interest in Archstone-Smith Operating Trust. Accordingly, any increase in its REIT taxable income from its interest in Archstone-Smith Operating Trust, whether or not a corresponding cash distribution is also received from Archstone-Smith Operating Trust, will increase its distribution requirements. However, this income will not be subject to federal income tax in its hands if Archstone-Smith distributes an amount equal to such additional income to its shareholders. Moreover, for purposes of the REIT asset tests, Archstone-Smith will include its proportionate share of assets held by Archstone-Smith Operating Trust. See "Taxation of Archstone-Smith--Annual distribution requirements" and "--Taxation of Archstone-Smith--Asset tests."

  Entity Classification

   Based on its representations that Archstone-Smith Operating Trust will satisfy the conditions to avoid classification as a "publicly traded partnership" under the Internal Revenue Code, in the opinion of Mayer, Brown & Platt, under existing federal income tax law and regulations, Archstone-Smith Operating Trust will be treated for federal income tax purposes as a partnership, and not as an association taxable as a corporation. The opinion, however, is not binding on the Internal Revenue Service.

  Tax Allocations with Respect to Book-Tax Difference on Contributed Properties

   Under section 704(c) of the Internal Revenue Code, income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the book-tax difference. A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the partnership merger, a substantial book-tax difference likely existed with respect to the assets owned by Smith Partnership, particularly those that Smith Partnership previously acquired in exchange for its units.

   The declaration of trust of Archstone-Smith Operating Trust requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is book-tax difference be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury regulations under section 704(c) require partnerships to use a reasonable method for allocation of items affected by section 704(c) of the Internal Revenue Code. Archstone-Smith Operating Trust has agreed to use the traditional method, one of the three

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

methods outlined by the Treasury regulations under section 704(c), with no curative allocations, except as described below:

  . with respect to the Smith Partnership properties, except to the extent required under a pre-existing agreement to use another method, which requirement is not waived,

  . with respect to each of the properties owned by Archstone-Smith Operating Trust immediately prior to the partnership merger.

   Under the traditional method, former Smith Partnership unitholders, including Archstone-Smith as successor to Smith Residential, are allocated less depreciation and, therefore, more income with respect to the assets owned by Smith Partnership prior to the partnership merger. The effects of these allocations are different for different Smith Partnership unitholders and depend upon which, if any, properties those unitholders originally contributed to Smith Partnership and the amount of depreciation, if any, that remains to be claimed with respect to these properties. These reduced allocations of depreciation and increased allocations of income are offset at least in part by increased allocations of depreciation and reduced allocations of income with respect to properties owned by Archstone-Smith Operating Trust before the partnership merger.

   In order to offset the effect of certain ceiling rule disparities, Archstone-Smith Operating Trust will make a special curative allocation of taxable income each year through 2028 to the former Smith Partnership unitholders in an amount per unit of Archstone-Smith Operating Trust held by such former holders equal to $5,000,000 divided by the number of Archstone-Smith Operating Trust units held by the former Smith Partnership unitholders immediately following the partnership merger. A ceiling rule disparity will generally exist if the aggregate amount of deductions for federal income tax purposes attributable to any of the Smith Partnership properties for any year is less than the amount of depreciation attributable to such Smith partnership property for such year computed based on the fair market value of such Smith Partnership property at the time of the partnership merger. Accordingly, in addition to the effects of the traditional method described above, each former Smith Partnership unitholder who continues to own Archstone-Smith Operating Trust units following the partnership merger will be allocated income each year as a result of these special curative allocations in addition to income allocated in proportion to their respective percentage ownership interests in Archstone-Smith Operating Trust, even though its cash flow is distributed proportionately among all Archstone-Smith Operating Trust unitholders.

   To the extent there exists any remaining book-tax difference at the time of a taxable disposition of a Smith Partnership property, Archstone-Smith Operating Trust will make a special curative allocation of income for federal income tax purposes to former Smith Partnership unitholders to offset the remaining book-tax disparity with respect to such property, even though the proceeds of the sale will be allocated proportionately among all Archstone-Smith Operating Trust unitholders. Conversely, any book-tax difference remaining in an existing Archstone property at the time of a taxable disposition of such property will be allocated to Archstone-Smith and not to the former Smith Partnership unitholders. The amount of gain allocated to specific former Smith Partnership unitholders with respect to Smith Partnership assets would depend upon a number of variables, including the book-tax difference that existed with respect to such assets within Smith Partnership before the partnership merger; whether the former Smith Partnership unitholder owns units issued in exchange for the contribution of that asset to Smith Partnership; the amount of the additional book-tax difference that was created as a result of the partnership merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.

   The declaration of trust of Archstone-Smith Operating Trust also requires that any gain allocated to the Archstone-Smith Operating Trust unitholders upon the sale or other taxable disposition of any Archstone-Smith Operating Trust asset must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.

  Liquidation of Archstone-Smith Operating Trust

   If Archstone-Smith Operating Trust liquidates and dissolves, a distribution of Archstone-Smith Operating Trust property other than money generally will not result in taxable gain to an Archstone-Smith Operating Trust unitholder, except to the extent provided in sections 704(c)(1)(B), 731(c) and 737 of the Internal Revenue Code. The basis of any property distributed to an Archstone-Smith Operating Trust unitholder will equal the adjusted basis of the unitholders' Archstone-Smith Operating Trust units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of Archstone-Smith Operating Trust, however, will be taxable to an Archstone-Smith Operating Trust unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder's share of partnership liabilities, exceeds the unitholder's tax basis in its Archstone-Smith Operating Trust units. If Archstone-Smith issued its shares of beneficial interest to Archstone-Smith Operating Trust unitholders upon the liquidation of Archstone-Smith Operating Trust, it is likely that each Archstone-Smith Operating Trust unitholder would be treated as if it had exchanged its Archstone-Smith Operating Trust units for Archstone-Smith shares and the unitholder would recognize gain or loss as if its Archstone-Smith Operating Trust units were sold in a fully taxable exchange.

  Sale of Properties

   Its share of any gain realized by Archstone-Smith Operating Trust on the sale of any "dealer property" generally will be treated as income from a prohibited transaction that is subject to 100% penalty tax. See "--Taxation of Archstone-Smith--General" and "--Taxation of Archstone-Smith--Gross income tests--The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Archstone-Smith intends to hold, and, to the extent within its control, to have any joint venture to which Archstone-Smith Operating Trust is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of its properties and other properties acquired subsequent to the date hereof as are consistent with its investment objectives. Based upon its investment objectives, Archstone-Smith believes that overall, its properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

  Failure to qualify

   If Archstone-Smith fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, Archstone-Smith will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Archstone-Smith fails to qualify as a REIT will not be deductible by Archstone-Smith, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Archstone-Smith also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of Its Shareholders

  Taxation of taxable domestic shareholders

   As long as Archstone-Smith qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed Archstone-Smith's actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that Archstone-Smith makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to its shareholders, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by Archstone-Smith in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by Archstone-Smith and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Archstone-Smith during January of the following calendar year. Shareholders may not include in their individual income tax returns any of its net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to its shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such shareholder as long-term capital gains.

   Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to Internal Revenue Service guidance, Archstone-Smith may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

   Shareholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

  Backup withholding

   Archstone-Smith will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide Archstone-Smith with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, Archstone-Smith may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Archstone-Smith.

  Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held REIT," based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Archstone-Smith, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income. For these purposes, a "pension-held REIT" is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

  Taxation of foreign shareholders

   Archstone-Smith will qualify as a "domestically-controlled REIT" so long as less than 50% in value of its shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. Archstone-Smith currently anticipates that Archstone-Smith will qualify as a domestically controlled REIT. Under these circumstances, gain from the sale of shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by its real estate operations, but not by the sale or exchange of its communities, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with Archstone-Smith the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form W-8ECI with Archstone-Smith claiming that the distribution is "effectively connected" income. Under applicable Treasury Regulations, foreign shareholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

   Distributions of proceeds attributable to the sale or exchange by Archstone-Smith of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. Archstone-Smith is required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by Archstone-Smith as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

Other Tax Considerations

  Investments in taxable REIT subsidiaries

   Several issuers have elected to be treated as taxable REIT subsidiaries of Archstone-Smith effective January 1, 2001 and additional issuers have become taxable REIT subsidiaries of Archstone-Smith as a result of the merger of Smith Residential into Archstone-Smith. As taxable REIT subsidiaries of Archstone-Smith, these entities will pay federal and state income taxes at the full applicable corporate rates on their income prior to payment of any dividends. Such taxable REIT subsidiaries will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent a taxable REIT subsidiary of Archstone-Smith is required to pay federal, state or local taxes, the cash available for distribution by such taxable REIT subsidiary to its shareholders will be reduced accordingly.

   Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities, which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. Archstone-Smith will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid by any of its taxable REIT subsidiaries to Archstone-Smith that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

   Under the taxable REIT subsidiary provision, Archstone-Smith and any entity treated as a corporation for tax purposes in which Archstone-Smith owns an interest are allowed to jointly elect to treat such entity as a "taxable REIT subsidiary." In addition, if a taxable REIT subsidiary of Archstone-Smith owns, directly or indirectly, securities representing 35% or more of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a subsidiary of Archstone-Smith. As described above, taxable REIT subsidiary elections have been made for certain entities in which Archstone-Smith owns an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which Archstone-Smith owns an interest.

  Tax on built-in gain

   If Archstone-Smith acquires any assets from a taxable "C" corporation in a carry-over basis transaction, Archstone-Smith could be liable for specified liabilities that are inherited from the "C" corporation. If Archstone-Smith recognizes gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by Archstone-Smith, then to the extent of such assets' "built-in gain" (i.e., the excess of the fair market value of such asset at the time of the acquisition by Archstone-Smith over the adjusted basis in such asset, determined at the time of such acquisition), Archstone-Smith will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that Archstone-Smith made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000. Because Smith Residential acquired assets from a "C" corporation in a carry-over basis transaction in 1999 and made the required election with respect to any built-in gain, Archstone-Smith inherited such election.

  Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in Archstone-Smith may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in Archstone-Smith.

  State and local taxes

   Archstone-Smith and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which Archstone-Smith or they transact business or reside. The state and local tax treatment of Archstone-Smith and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common shares.

   You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of common shares, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

                                USE OF PROCEEDS

   Archstone-Smith will receive the net proceeds from the sale of Common Shares purchased by the Administrator directly from Archstone-Smith. The net proceeds from the sale of those Common Shares will be used for the development and acquisition of additional apartment communities, as suitable opportunities arise, for the repayment of outstanding indebtedness at the time and for general corporate purposes. Archstone-Smith will not receive any proceeds from purchases of Common Shares by the Administrator in the open market or in negotiated transactions with third parties.

                      WHERE YOU CAN FIND MORE INFORMATION

   Archstone-Smith has filed with the Commission the Registration Statement on Form S-3 of which this Prospectus forms a part. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Common Shares. The rules and regulations of the Commission allow us to omit specified information included in the Registration Statement from this Prospectus. In addition, Archstone-Smith files reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy any of this information at the following location of the
Commission:

                             Public Reference Room
                            450 Fifth Street, N.W.
                                   Room 1024
                            Washington, D.C. 20549

   You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330.

   The Commission also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Archstone-Smith, who file electronically with the Commission. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Archstone-Smith may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

   The Commission allows Archstone-Smith to "incorporate by reference" information in this document, which means that Archstone-Smith can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by information included directly in this document.

   The documents listed below that either Archstone-Smith has previously filed with the Commission (file no. 1-16755) or Archstone Communities has previously filed with the Commission and Archstone-Smith has assumed are considered to be a part of this Prospectus. They contain important business and financial information about Archstone-Smith that is not included in or delivered with this document.

   2000 Annual Report on Form
     10-K                        Filed on March 9, 2001

   Quarterly Reports on Form 10-QFiled on May 15, 2001, August 14, 2001 and
                                 November 14, 2001


   Current Reports on Form 8-K   Filed on February 16, 2001, June 19, 2001,
                                 September 4, 2001, October 9, 2001, October
                                 29, 2001, November 1, 2001, November 28, 2001
                                 and November 30, 2001


   Registration Statements on
     Form 8-A Filed with respect to, and setting forth the descriptions of, Archstone-Smith common and preferred shares and the related preferred share purchase rights, including any amendments or reports filed for the purpose of updating such description

   All documents subsequently filed by Archstone-Smith pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Archstone-Smith will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference herein (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Archstone-Smith Trust, 7670 South Chester Street, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.

                                    EXPERTS

   The financial statements and schedule of Archstone Communities Trust as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information of Archstone Communities Trust for the periods ended September 30, 2001 and 2000, June 30, 2001 and 2000 and March 31, 2001 and 2000, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the quarterly reports on Form 10-Q of Archstone Communities Trust for the quarters ended June 30, 2001 and March 31, 2001 and in the quarterly report on Form 10-Q of Archstone-Smith Trust (as successor registrant to Archstone Communities Trust) for the quarter ended September 30, 2001, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

   The audited financial statements and schedule of Smith Residential included in its Annual Report on Form 10-K and the audited financial statements included in the Form 8-Ks which are incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


   With respect to the unaudited interim financial information for the quarters ended March 31, 2000, and 2001, June 30, 2000 and 2001, and September 30, 2000 and 2001, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

                                 LEGAL MATTERS

   The validity of the Common Shares offered pursuant to this Prospectus will be passed on for Archstone-Smith by Mayer, Brown & Platt, Chicago, Illinois.

                      SOURCES OF INFORMATION ON THE PLAN

   Authorization Forms, Optional Cash Payment Forms, changes in name or address, notices of termination, requests for refunds of payments to purchase Common Shares, Common Share certificates or the sale of Common Shares held in the Plan should be directed to (and may be obtained from), and inquiries regarding the Distribution Reinvestment Discount and the Optional Cash Payment Discount or any other questions about the Plan should be directed to:

                         Mellon Investor Services LLC
                                 P.O. Box 3338
                    South Hackensack, New Jersey 07606-1938
                             Phone: 1-800-461-9257

   Inquiries regarding the Distribution Limit should be directed to:

                             Archstone-Smith Trust
                     7670 South Chester Street, Suite 100
                           Englewood, Colorado 80112
                             Phone: (303) 708-5959
                              Fax: (303) 708-5999
                 Attention: Share Purchase Plan Representative

   Request for Waivers should be directed to (and may be obtained from):

                           Mellon Investor Services
                      Attention: Capital Strategies Group
                                44 Wall Street
                                  7/th/ Floor
                              New York, NY 10005
                             Phone: (917) 320-6300
                              Fax: (917) 320-6312

                                  APPENDIX A

                         Reinvestment of Distributions

               DistributionRecord Date  DistributionPayment Date
               -----------------------  ------------------------
                  February 14, 2002         February 28, 2002
                    May 16, 2002              May 30, 2002
                   August 15, 2002           August 29, 2002
                  November 14, 2002         November 27, 2002

                            Optional Cash Payments

Threshold and DiscountSet Optional Cash PaymentDue         Investment         Investment Period
          Date                      Date             PeriodCommencement Date   Conclusion Date
------------------------- ------------------------   -----------------------   ---------------
    December 12, 2001         December 14, 2001         December 15, 2001     December 29, 2001
    January 15, 2002          January 17, 2002          January 18, 2002       January 31, 2002
    February 12, 2002         February 14, 2002         February 15, 2002     February 28, 2002
     March 13, 2002            March 15, 2002            March 18, 2002         March 29, 2002
     April 12, 2002            April 16, 2002            April 17, 2002         April 30, 2002
      May 15, 2002              May 17, 2002              May 20, 2002           May 31, 2002
      June 12, 2002             June 14, 2002             June 17, 2002         June 28, 2002
      July 15, 2002             July 17, 2002             July 18, 2002         July 31, 2002
     August 14, 2002           August 16, 2002           August 19, 2002       August 30, 2002
   September 12, 2002        September 16, 2002        September 17, 2002     September 30, 2002
    October 15, 2002          October 17, 2002          October 18, 2002       October 31, 2002
    November 13, 2002         November 15, 2002         November 18, 2002     November 29, 2002
    December 13, 2002         December 17, 2002         December 18, 2002     December 31, 2002

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid, or have been paid in connection with a different registration statement, by the Registrant:

SEC registration fee............. $13,939
Printing and duplicating expenses  10,000
Legal fees and expenses..........  30,000
Accounting fees and expenses.....   5,000
Miscellaneous expenses...........   6,061
                                  -------
Total............................ $65,000
                                  =======

Item 15. Indemnification of Directors and Officers.

   Article IV, Section 10 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to indemnification of Trustees:

   "The Trust shall indemnify each Trustee, to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was a Trustee of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each Trustee in connection with any such proceedings."

   Article IV, Section 9 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of
Trustees:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees of a real estate investment trust, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee is entered in a proceeding based on a finding in the proceeding that the Trustee's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   Article VIII, Section 2 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the indemnification of officers and employees:

   "The Trust shall indemnify each officer and employee, and shall have the power to indemnify each agent, of the Trust to the fullest extent permitted by Maryland law, as amended from time to time, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she was an officer, employee or agent of the Trust or is or was serving at the request of the Trust as a director, trustee, officer, partner, manager, member, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, other enterprise or employee benefit plan, from all claims and liabilities to which such person may become subject by reason of service in such capacity and shall pay or reimburse reasonable expenses, as such expenses are incurred, of each officer, employee or agent in connection with any such proceedings."

   Article VIII, Section 1 of the registrant's Amended and Restated Declaration of Trust provides as follows with respect to the limitation of liability of officers:

   "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of officers of a real estate investment trust, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 1, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (ii) a judgment or other final adjudication adverse to the officer is entered in a proceeding based on a finding in the proceeding that the officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding."

   The registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934, or (c) relating to judicially determined criminal violations.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling Archstone-Smith under the foregoing provisions, Archstone-Smith has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

   See the Index to Exhibits, which is hereby incorporated herein by reference.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of any subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

   The undersigned registrant hereby undertakes that: (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; (b) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado on the 11th day of December, 2001.


                                          ARCHSTONE-SMITH TRUST


                                                    /S/ CAROLINE BROWER

                                          By:  ________________________________

                                          Name:             Caroline Brower


                                          Title:     Senior Vice President and
                                            General Counsel



   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons in the capacities and on the date indicated.



         Signature                          Title                       Date
         ---------                          -----                       ----

    /S/ R. SCOT SELLERS*     Chairman and Chief Executive Officer December 11, 2001
----------------------------   (Principal Executive Officer)
      R. Scot Sellers

/S/ CHARLES E. MUELLER, JR.* Chief Financial Officer              December 11, 2001
----------------------------   (Principal Financial Officer)
  Charles E. Mueller, Jr.

     /S/ WILLIAM KELL*       Controller and Senior Vice President December 11, 2001
----------------------------   (Principal Accounting Officer)
        William Kell

   /S/ JAMES A. CARDWELL*    Trustee                              December 11, 2001
----------------------------
     James A. Cardwell

     /S/ NED S. HOLMES*      Trustee                              December 11, 2001
----------------------------
       Ned S. Holmes

  /S/ JAMES H. POLK, III*    Trustee                              December 11, 2001
----------------------------
     James H. Polk, III

---------------------------- Trustee                               November  , 2001
      John M. Richman

  /S/ JOHN C. SCHWEITZER*    Trustee                              December 11, 2001
----------------------------
     John C. Schweitzer

    /S/ ROBERT H. SMITH*     Trustee                              December 11, 2001
----------------------------
      Robert H. Smith

    /S/ ROBERT P. KOGOD*     Trustee                              December 11, 2001
----------------------------
      Robert P. Kogod

   /S/ ERNEST A. GERARDI*    Trustee                              December 11, 2001
----------------------------
     Ernest A. Gerardi

    /S/ CAROLINE BROWER
*By:
      Caroline Brower
      Attorney-in-fact

                               INDEX TO EXHIBITS



Exhibit
Number                                             Description
------                                             -----------

  4.1     Amended and Restated Declaration of Trust of Archstone-Smith Trust (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the SEC on
          November 1, 2001).

  4.2     Amended and Restated Bylaws of Archstone-Smith Trust (incorporated by reference to
          Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed with the SEC on
          November 1, 2001).

  4.3     Rights Agreement, dated as of August 31, 2001, by and between Archstone-Smith Trust and
          Mellon Investor Services, LLC, including the form of rights certificate (incorporated by reference to Exhibit 3.13 to the Registrant's Registration Statement on Form S-4 (File No.
          333-63734)).

  4.4     Form of Archstone-Smith Trust common share of beneficial ownership share certificate
          (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form
          S-4 (File No. 333-63734)).

   5      Opinion of Mayer, Brown & Platt as to the legality of the securities offered.

   8*     Opinion of Mayer, Brown & Platt as to certain tax matters.

 15.1     Acknowledgement letter of KPMG LLP.

 15.2     Acknowledgement letter of Arthur Andersen LLP.

 23.1     Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1).

 23.2     Consent of KPMG LLP.

 23.3     Consent of Arthur Andersen LLP

  24.1*   Power of Attorney


--------
*Previously filed.